As filed with the Securities and Exchange Commission on May 13, 2019

Registration No. 333-211731

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RIVERVIEW FINANCIAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Pennsylvania	38-3917371
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

3901 North Front Street Harrisburg, Pennsylvania 17110 (717) 957-2196	Brett D. Fulk, CEO 3901 North Front Street, Harrisburg, Pennsylvania 17110 717-957-2196
(Address including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies To:

Kimberly J. Decker

Barley Snyder LLP

126 East King Street

Lancaster, PA 17602-2893

(717) 299-5201

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registration is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Share Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	*	*	*	*

*	Previously Paid

Explanatory Note: This registration statement is being amended to reflect amendments to the Riverview Financial Corporation Dividend Reinvestment and Stock Purchase Plan adopted by the Board of Directors on April 25, 2019 and to update the “Risk Factors,” “Description of the Corporation and Riverview Bank” and “Description of the Corporation’s Capital Stock” (which is no longer required to be provided because the registrant’s securities are registered under Section 12 of the Exchange Act) and “Director Qualifications” sections.

PROSPECTUS

RIVERVIEW FINANCIAL CORPORATION

3901 North Front Street

Harrisburg, Pennsylvania 17110

(717) 957-2196

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

This Prospectus relates to 75,000 shares of the no par value common stock of Riverview Financial Corporation (the “Corporation”) being offered by the Corporation under the Riverview Financial Corporation Dividend Reinvestment and Stock Purchase Plan, as amended (the “Plan”). The Plan provides holders of record of the Corporation’s common stock with a simple and convenient method of using cash dividends to purchase shares of the Corporation’s common stock, and also permits shareholders, at their option, to make additional purchases of common stock through additional cash payments, within specified limits.

Shares of common stock to be issued under the Plan will be purchased from the Corporation, on the open market or in privately negotiated transactions. All purchases from the Corporation will be made at market prices, determined in the manner described in the Plan. The Corporation’s common stock is quoted on the Nasdaq Global Market under the symbol “RIVE”.

You should retain this Prospectus for future reference.

Investing in our securities involves risks. Before buying any securities, you should carefully read the discussion of material risks involved in investing in our securities under the heading “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The date of this Prospectus is May 13, 2019. You should not assume that the information in this prospectus is still accurate as of any later date.

SUMMARY

The Corporation has adopted the Riverview Financial Corporation Dividend Reinvestment and Stock Purchase Plan to offer its shareholders an opportunity to purchase additional shares of the Corporation’s common stock automatically through the reinvestment of cash dividends and by making additional, voluntary cash payments. All shareholders of the Corporation are eligible to participate in the plan. You may make purchases under the plan with some or all of the cash dividends you receive on the Corporation’s common stock.

The Corporation will issue shares to plan participants from its authorized but unissued shares, purchase shares on the open market or in privately negotiated transactions, or use a combination of those methods. The price of shares to plan participants is the weighted average price actually paid for the shares, excluding all fees, brokerage commissions and expenses, subject to the right of the Board of Directors to determine that sales of shares under the Plan should be made at a discount to that price; currently, the board has authorized the sale of shares pursuant to the plan at 95% of the weighted average price actually paid for the shares, which is a discount of 5% off the weighted average price. The Corporation will pay all fees, brokerage commissions, and expenses incurred in connection with the plan, including any discount on the purchase price of shares purchased by the plan.

Shares purchased through the Plan will automatically be enrolled in the plan, and future cash dividends on those shares will be used to purchase additional shares under the plan. You may enroll in the plan by completing an enrollment form and returning it to the Corporation’s stock transfer agent and plan administrator (the “Plan Administrator”):

American Stock Transfer & Trust Company, LLC

Plan Administration Department

P.O. Box 922

Wall Street Station

New York, NY 10269-0560

Phone no: 800-278-435

If you enroll in the plan, the administrator will use the cash dividends on the shares you designate, as well as any voluntary cash payments you make, to purchase additional shares of the Corporation’s common stock. Historically, we have paid cash dividends on a quarterly basis. If we do not pay a cash dividend, there will be no investment under the plan, unless you purchase shares through the plan’s voluntary cash payment feature. Purchases of common stock by the plan will be made monthly.

We may amend the plan from time to time. This prospectus describes the plan as in effect as of the date hereof. If you do not choose to enroll in the plan, you will continue to receive cash dividend payments from the Corporation, if and when cash dividends are declared and paid.

RISK FACTORS

The business of the Corporation and its banking subsidiary, Riverview Bank, involves significant risks which are described below. Additional risks may arise in the future, and risks that are currently not considered significant may impact the operations of the Corporation and Riverview Bank. Management’s ability to analyze and manage these and other risks could affect the future financial results of the Corporation. If any of the events or circumstances described below materializes, the financial condition or results of operations of the Corporation could suffer and the market price of the Corporation’s common stock could decline. Therefore, you should carefully read and consider these risk factors, together with all the other information contained in this offering memorandum or incorporated by reference herein, before you decide to invest in the Corporation’s common stock.

Risks Related to the Corporation’s Common Stock

Our securities lack a significant trading market.

While our common stock is listed on Nasdaq, the volume of trades in our common stock is relatively low; there is no assurance that an active trading market in our common stock will develop or, if such a market develops, that it will be sustained. There is no current trading market for any of our other securities and we do not anticipate that such securities will be quoted or listed by any quotation service or on any exchange. Thus, we do not anticipate that an active trading market will develop for trading of our other securities. As a result, an investor in our securities may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the securities, or to obtain coverage for significant news events concerning us, and the securities may not be suitable for margin loans, for investment by financial institutions, as consideration in future acquisition transactions or for other purposes.

There is no assurance that we will continue to pay cash dividends.

Historically, we have paid quarterly cash dividends on our common stock. However, our future dividend policy will depend on a number of factors including, among other things, statutory and regulatory restrictions, business conditions, earnings, financial condition, regulatory requirements, and the discretion of our board of directors. Our ability to pay cash dividends is dependent upon the ability of Riverview Bank to pay dividends to Riverview. Therefore, there is no assurance whether, or at what rate, we will continue to pay cash dividends.

Riverview is a holding company and relies on dividends and other payments from Riverview Bank for substantially all of its revenue and its ability to make dividend payments, distributions and other payments.

Riverview is a separate and distinct legal entity from Riverview Bank and its nonbank subsidiaries, and depends on the payment of dividends and other payments and distributions from Riverview Bank for substantially all of its revenues. As a result, Riverview’s ability to make dividend payments on its common stock depends primarily on certain federal and state regulatory considerations and the receipt of dividends and other distributions from Riverview Bank. There are various regulatory and prudential supervisory restrictions, which may change from time to time, that impact the ability of Riverview Bank to pay dividends or make other payments to Riverview. There can be no assurance that Riverview Bank will be able to pay dividends at past levels, or at all, in the future. If Riverview does not receive sufficient cash dividends or is unable to borrow from Riverview Bank, then it may not have sufficient funds to pay dividends to its shareholders, repurchase its common stock or service its debt obligations.

Our future growth may require us to raise additional capital in the future, but that capital may not be available when it is needed or may be available only at a significant cost.

We are required by regulatory agencies to maintain adequate levels of capital to support our operations. While we anticipate that current capital levels will satisfy regulatory requirement for the foreseeable future, we may at some point choose to raise additional capital to support future growth. Our ability to raise additional capital will depend, in part, on conditions in the capital markets at that time, which are outside of our control. Accordingly, we may be unable to raise additional capital, if and when needed, on terms acceptable us or at all. If we cannot raise additional capital when needed, our ability to expand operations through internal growth and acquisitions could be materially impacted. In the event of a material decrease in our stock price, future issuances of equity securities could result in dilution of existing shareholders’ interests.

We will not receive proceeds from the sale of shares by selling shareholders and, in fact, sales of such shares or future issuances of our equity securities may negatively impact the price of our common stock when and if they are sold. Future issuances of our equity securities could dilute shareholder ownership and voting interest.

A portion of the securities covered by this prospectus are being registered on behalf of certain shareholders. Proceeds from the sales of our securities held by such shareholders will not benefit us and such sales may have a negative impact on the market price of our common stock or other securities. Riverview’s articles of incorporation authorize the issuance of up to 20 million shares of voting common stock, 1,348,809 shares of non-voting common stock, and three million shares of preferred stock. Any future issuance of equity securities by us may result in dilution in the percentage ownership and voting interest of our shareholders. Also, any securities we sell in the future may be valued differently, and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our shareholders. Our shareholders do not have any preemptive rights to acquire additional shares in the event we issue additional shares in the future.

Our bylaws provide for the indemnification of directors, officers, and employees and limit the liability of directors.

Our bylaws contain provisions limiting the liability of our directors in connection with any actions they take as directors. Such provisions can have, as one significant effect, the loss to Riverview and its shareholders of a cause of action against the directors for monetary damages. Causes of action for self-dealing, willful misconduct or recklessness and claims for non-monetary relief, however, generally are unaffected by such provisions. The restriction on monetary liability can discourage derivative litigation seeking such relief and, in the case of claims having merit, could reduce our recovery of monetary damages. One of the significant effects of the indemnification provisions in the bylaws is to authorize indemnification against judgments and settlements in a derivative suit. As a result, damages assessed against a director that would be paid to us would be at least reduced by the indemnification amounts we owed to such person. Accordingly, we will not receive any net benefit from such awards or settlement amounts and could incur a loss after indemnification payments are made.

Our articles of incorporation and bylaws contain anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of the common stock.

Provisions of Pennsylvania law and of our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. Our articles of incorporation and bylaws include certain provisions that may be considered to be “anti-takeover” in nature, such as the absence of cumulative voting, a classified board of directors, the inability of shareholders to call a special meeting of shareholders and the ability to authorize and issue preferred stock, among other things, because they may have the effect of discouraging or making more difficult the acquisition of control over Riverview by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect our shareholders by providing a measure of assurance that the shareholders will be treated fairly in the event of an unsolicited takeover bid. However, such anti-takeover provisions, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to our equity securities, which, in turn, could adversely affect the market price of our securities. To the extent that these provisions actually discourage such a transaction, holders of our equity securities may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, some of these provisions could also discourage proxy contests and make it more difficult and expensive to remove, and thereby may serve to entrench, our incumbent directors and officers, even if their removal would be regarded by some shareholders as desirable.

Our securities are not insured, and you could lose the value of your entire investment.

An investment in our securities is not a savings account, deposit or other obligation of a bank or depository institution and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency and is subject to investment risk, including the possible loss of the entire investment.

Risks Related to our Business

Economic downturns and the composition of our loan portfolio subject us to credit risk.

Economic downturns and the composition of our loan portfolio subject us to credit risk. National, regional and local economic conditions can impact our loan portfolio. For example, an increase in unemployment, a decrease in real estate values or changes in interest rates, as well as other factors, such as a substantial decline in the stock market, could weaken the economies of the communities we serve. Weakness in the market areas we serve may depress our earnings and consequently our financial condition because:

•	borrowers may not be able to pay interest on, and repay their principal of, outstanding loans;

•	the value of the collateral securing our loans to borrowers may decline; and

•	demand for loans, as well as other products and services we offer, may decline.

Approximately $660.1 million, or 73.9%, of our loan portfolio was in commercial loans, commercial mortgage loans, and construction loans at December 31, 2018. Commercial loans, commercial mortgage loans and construction loans generally involve a greater degree of credit risk than residential mortgage loans and consumer loans because they typically have larger balances to single borrowers or groups of related borrowers compared to residential mortgage loans, meaning, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a residential mortgage loan, and are more likely to be affected by adverse conditions in the economy. In addition, because payments on these loans often depend on the successful operation and management of businesses and properties and the income stream of the borrowers, repayment of such loans may be affected by factors outside the borrower’s control, such as adverse conditions in the real estate markets, adverse economic conditions or changes in government regulation. In addition, the collateral securing these loans may not be sold as easily as residential real estate, and if loans that are collateralized by commercial real estate become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses and would adversely affect our earnings and financial condition.

If we experience loan losses in excess of our allowance for loan losses, our earnings will decrease.

Lending money is a substantial part of our business. However, every loan we make carries a certain risk of non-payment. There is no assurance that our allowance for loan losses will be sufficient to absorb actual loan losses or that we will not experience significant losses in our loan portfolio that may require significant increases to the allowance for loan losses in the future.

Although we evaluate every loan that we make against our underwriting criteria, we may experience losses by reasons of factors beyond our control. Some of these factors include changes in market conditions affecting asset values and unexpected problems affecting the creditworthiness of our borrowers.

The allowance for loan losses is recorded as a reduction to loans on our consolidated balance sheet and the reserve for unfunded lending commitments is included in other liabilities on our consolidated balance sheet. While we believe that our allowance for loan losses as of December 31, 2018 is sufficient to cover inherent losses in the loan portfolio on that date, we may need to increase the provision for loan losses due to changes in the risk characteristics of the loan portfolio or general economic conditions, thereby negatively impacting our results of operations.

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date. Management’s estimate of losses inherent in the loan portfolio is dependent on the proper application of its methodology for determining our allowance needs. The most critical judgments underpinning that methodology include: the ability to identify potential problem loans in a timely manner; proper collateral valuation of loans evaluated for impairment; proper measurement of allowance needs for pools of loans evaluated for impairment; and an overall assessment of the risk profile of the loan portfolio and the macro and micro economic conditions existing nationally, regionally and locally in the markets we serve.

We determine the appropriate level of the allowance for loan losses based on many quantitative and qualitative factors, including, but not limited to: the size and composition of the loan portfolio; changes in risk ratings; changes in collateral values; delinquency levels; historical losses; and economic conditions. In addition, as the loan portfolio grows, it will generally be necessary to increase the allowance for loan losses through additional provisions for loan losses, which will negatively impact our operating results during the financial period in which additional provisions are made.

If our assumptions and judgments regarding such matters prove to be inaccurate, our allowance for loan losses might not be sufficient, and we may need to make additional provisions for loan losses. Depending on the amount of such provisions for loan losses, the adverse impact on our earnings could be material.

Furthermore, banking regulators may require us to make additional provisions for loan losses or otherwise recognize further loan charge-offs or impairments following their periodic reviews of our loan portfolio, underwriting procedures and allowance for loan losses. Any increase in the allowance for loan losses or loan charge-offs as required by such regulatory agencies could have a material adverse effect on our financial condition and results of operations.

In June 2016, the Financial Accounting Standards Board issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and to record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in earlier recognition of loan losses. For public business entities that are SEC filers, this guidance is effective for interim and annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. Although the actual impact of the application of the CECL model on us is not yet known, we believe that the application of the CECL model at the end of 2019 will likely result in an increase to our allowance for loan losses, which will also adversely impact our capital position.

Changes in real estate values may adversely impact loans made by Riverview Bank that are secured by real estate.

A significant portion of the bank’s loan portfolio consists of residential and commercial mortgages secured by real estate. These properties are concentrated in Berks, Blair, Centre, Clearfield, Dauphin, Huntingdon, Lebanon, Lycoming, Northumberland, Perry, Schuylkill and Somerset Counties. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional, or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in the bank’s market area, the value of the real estate collateral securing the bank’s loans could be reduced. This reduction in the value of the collateral could increase the number of non-performing loans and could have a material negative impact on our financial performance.

Interest rate movements may impact our earnings.

Through the operations of our banking subsidiary, Riverview Bank, Riverview is exposed to interest rate risk since substantially all of its assets and liabilities are monetary in nature. Interest rate risk arises from market driven fluctuations in interest rates that affect cash flows, income, expense and value of financial instruments. Riverview Bank’s earnings, like that of most financial institutions, largely depend on net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and investments, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings.

We cannot predict or control changes in interest rates. We are affected by fiscal and monetary policies of the federal government, including those of the Board of Governors of the Federal Reserve Board (the “Federal Reserve Board”), which regulates the national money supply and engages in other lending and investment activities in order to manage recessionary and inflationary pressures, many of which affect interest rates charged on loans and paid on deposits.

In recent years, as the general level of short-term interest rates has increased, our net interest margin, or the difference between interest earned on loans and investments and interest paid on deposits and borrowings, has increased, contributing to growth in our net interest income. During this period of rising interest rates, increased competition for deposits has caused the interest rates paid on interest-bearing deposits to increase by a larger amount than the recent past, for any given increase in market interest rates, causing growth in our net interest margin to moderate. The March 2019 statement issued by the Federal Open Market Committee (the “FOMC”) of the Federal Reserve Board indicated that the FOMC will be “patient” as it determines future adjustments to the target range for the federal funds rate, which has caused some research analysts and economists to expect that, after increasing the target range for the federal funds rate seven times in the past two years, the FOMC may slow or defer further increases in the federal funds rate. The federal funds rate significantly influences the general level of short-term interest rates and currently, the intent of the FOMC with respect to future changes on the federal funds rate is uncertain. Our ability to continue to expand our net interest margin may be challenged if long-term interest rates impacting our loan and investment yields do not move in the same direction, by the same magnitude or in the same relative timeframe as additional increases in short-term interest rates influencing our cost of interest-bearing deposits.

In the event that the general level of interest rates declines, our net interest margin may come under pressure as interest-earnings assets, such as loans and investments, are originated, acquired or repriced at lower rates, reducing the average rate earned on those assets. While the average rate we pay on interest-bearing liabilities, such as deposits and borrowings, may also decline, the decline may not occur at the same pace as the decline in the average rate we earn on interest earning assets, resulting in a narrowing of the net interest margin.

If we conclude that the decline in value of any of our investment securities is other than temporary, we are required to write down the value of that security through a charge to earnings.

We review our investment securities portfolio at each quarter-end reporting period to determine whether the fair value is below the current carrying value. When the fair value of any of our investment securities has declined below its carrying value, we are required to assess whether the decline is other than temporary. If we conclude that the decline is other than temporary, we are required to write down the value of that security through a charge to earnings. Changes in the expected cash flows of these securities and/or prolonged price declines have resulted and may result in our concluding in future periods that there is additional impairment of these securities that is other than temporary, which would require a charge to earnings to write down these securities to their fair value.

A downturn in the economic conditions in our market areas may adversely affect our business.

Unlike large, national institutions, we are not able to spread the risks of unfavorable local economic conditions across a large number of diversified economies and geographic locations. If the communities in which we operate do not grow, or if prevailing economic conditions locally or nationally are unfavorable, our business could be adversely affected. In addition, increased market competition in a lower demand environment could adversely affect our business prospects and profit potential. Currently, our lending and deposit-gathering activities are concentrated primarily in the Central Pennsylvania markets of Berks, Blair, Centre, Clearfield, Dauphin, Huntingdon, Lebanon, Lycoming, Northumberland, Perry, Schuylkill and Somerset Counties. Therefore, our success depends in large part on general economic conditions in this region. Adverse changes in the local economy could reduce our growth rate, impair our ability to collect loans, and generally adversely affect our financial condition and results of operations.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We operate in an extremely competitive banking environment. In Pennsylvania, larger banks dominate the commercial banking industry. In addition, future competitors, including new commercial banks, may enter our market area. In recent years, there has been a trend toward fewer banks controlling a greater market share. Many of our competitors offer services which we do not, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business.

In addition, larger competitors may be able to price loans and deposits more aggressively than we can. We compete with other financial institutions, including savings and loan associations, credit unions, money market funds, stock brokerage firms, insurance companies, financial technology (“FinTech”) companies, and others in obtaining lendable funds, making loans and collecting deposits. The non-bank financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on banks. As a result, these non-bank competitors may have an advantage over us in providing certain services.

Our ability to compete effectively depends, in part, on our ability to develop and market new and innovative services and to adopt or develop new technologies that differentiate our products or provide cost efficiencies, while avoiding increased related expenses. An example of a competitive challenge is the current FinTech environment, where financial institutions are investing significantly in evaluating new technologies, such as “Blockchain” and other distributed ledger technology, and developing potentially industry-changing new products, services and industry standards. The introduction of new products and services can entail significant time and resources, including the requirement to obtain any necessary regulatory approvals. Substantial risks and uncertainties are associated with the introduction of new products and services, including technical and control requirements that may need to be developed and implemented, rapid technological change in the industry, our ability to access technical and other information from our clients, the significant and ongoing investments required to bring new products and services to market in a timely manner and at competitive prices and the preparation of marketing, sales and other materials that fully and accurately describe the product or service and its underlying risks. Our failure to manage these risks and uncertainties would also expose us to enhanced risk of operational lapses, which may result in our being required to recognize financial statement liabilities. Regulatory and internal control requirements, capital requirements, competitive alternatives, vendor relationships and shifting market preferences may also determine if such initiatives can be brought to market in a manner that is timely and attractive to our clients. Failure to successfully manage these risks in the development and implementation of new products or services could have a material adverse effect on our business and reputation, as well as on our consolidated results of operations and financial condition.

Our strategy is to attract customers by providing personalized services while remaining local and independent. There can be no assurance that this strategy will lead to success. In addition, there are a number of smaller community-based banks in our market area pursuing similar strategies.

Failure to keep up with technological advancements in deployment of services and efficiency of operations may make us more vulnerable to competition.

The financial services industry is continually undergoing rapid technological change, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Riverview’s future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of Riverview’s financial institution competitors have substantially greater resources to invest in technological improvements, and new payment services developed and offered by non-financial institution competitors pose an increasing threat to the traditional payment services offered by financial institutions, like Riverview Bank. Riverview may not be able to effectively implement new technology-driven products and services, be successful in marketing these products and services to its customers, or effectively deploy new technologies to improve the efficiency of our operations. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business, financial condition and results of operations. Further, the costs of new technology, including the potential need to hire additional personnel to implement and maintain such technology, can be high in both absolute and relative terms. There can be no assurance, given the fast pace of change and innovation, that our technology, either purchased or developed internally, will meet or continue to meet the needs of both Riverview and our customers.

Future governmental regulation and legislation, including Basel III, could limit our future growth.

Riverview and its subsidiary, Riverview Bank, are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of our operations. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance fund, not shareholders. Any changes to these laws may negatively affect our ability to expand our services and to increase the value of our business. These requirements may constrain our rate of growth and changes in regulations could adversely affect us. The cost of compliance with regulatory requirements could adversely affect our ability to operate profitably. Further, if we are not in compliance with such requirements, we could be subject to fines or other regulatory action that could restrict our ability to operate or otherwise have a material adverse effect on our business and financial condition. In addition, because regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal or state regulation of financial institutions may change in the future and impact our operations. Changes in laws, rules and regulations applicable to us, however, could affect the services and products we offer, require us to make changes to our business and operations, increase our operating expenses, and divert management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition. In addition, the burden imposed by federal and state regulations may place banks in general, and Riverview Bank specifically, at a competitive disadvantage compared to less regulated competitors.

We are exposed to many types of operational and other risks and our framework for managing such risks may not be effective in mitigating risk.

We are exposed to many types of operational risk, including the risk of human error or fraud by employees and other third parties, intentional and inadvertent misrepresentation by loan applicants or borrowers, unsatisfactory performance by employees and vendors, clerical and record-keeping errors, computer and telecommunications systems malfunctions or failures and reliance on data that may be faulty or incomplete. In an environment characterized by continual, rapid technological change, as discussed above, when we introduce new products and services, or make changes to our information technology systems and processes, these operational risks increase. Any of these operational risks could result in our diminished ability to operate our business, financial loss, potential liability to customers, inability to secure insurance, reputational damage and regulatory intervention, any or all of which could materially adversely affect our business, prospects, operations, financial condition, and results of operations.

Our risk management framework is subject to inherent limitations, and risks may exist, or develop in the future, that we have not anticipated or identified. If our risk management framework proves to be ineffective, we could suffer unexpected losses and could be materially adversely affected.

Cybersecurity incidents could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation and results of operations.

Our computer systems, software and networks are subject to ongoing threats, which include attempts to gain unauthorized access, mishandling or misuse of information, loss or destruction of data (including confidential non-public customer information), account takeovers, temporary lack of service, computer viruses or other malicious code, cyberattacks designed to obtain confidential non-public information, destroy data, disrupt or degrade service, sabotage systems or cause other damage, denial of service attacks and other events. Cyber threats may arise from human error, fraud or malice on the part of employees or third parties, including third party vendors, or may result from accidental technological failure.

Cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption or unavailability of critical data and confidential or proprietary information (our own or that of third parties) and the disruption of business operations. The potential consequences of a material cybersecurity incident include reputational damage, litigation with third parties, and increased cybersecurity protection and remediation costs, which in turn could adversely affect our competitiveness and results of operations. Although we maintain insurance coverage that may, subject to policy terms and conditions, cover certain aspects of cyber risks, such insurance coverage may be inapplicable or otherwise insufficient to cover any or all losses. Further, a successful cybersecurity attack that results in a significant loss of customer data or compromises our ability to function would have a material adverse effect on our business, reputation, financial condition and results of operation.

We may be affected by the practices of other financial institutions.

Financial institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. These transactions may expose us to credit risk in the event of a default by a counterparty or client. This credit risk could be exacerbated if the collateral held by us cannot be realized upon or is liquidated at prices insufficient to recover the full amount of our credit exposure. Such losses could have a material adverse effect on our financial condition and results of operations.

We face a variety of risks in connection with completed and potential acquisitions.

We have historically supplemented our organic growth through acquisitions of financial institutions and other businesses, and we may seek to supplement organic growth through such acquisitions in the future. Acquiring other banks, branches, financial businesses or assets involves a variety of risks commonly associated with acquisitions, including, among other things:

•	The possible loss of key employees and customers of the acquired business;

•	Potential disruption of the acquired business and our business;

•	Potential changes in banking or tax laws or regulations that may affect the acquired business including, without limitation, liabilities for regulatory and compliance issues;

•	Exposure to potential asset quality issues of the acquired business;

•	Potential exposure to unknown or contingent liabilities of the acquired business; and

•	Potential difficulties in integrating the acquired business, resulting in the diversion of resources from the operation of our existing businesses.

Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of our tangible book value and net income per common share may occur in connection with any future transaction. Failure to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from an acquisition could have a material adverse effect on our business, financial condition and results of operations. In addition, we face significant competition from other financial services institutions, some of which may have greater financial resources than we do, when considering acquisition opportunities. Accordingly, attractive opportunities may not be available and there can be no assurance that we will be successful in identifying, completing or integrating future acquisitions.

If the goodwill that we have recorded or record in the future in connection with our acquisitions becomes impaired, it could have a negative impact on our results of operations.

As noted above, we have in the past supplemented, and may in the future seek to supplement, our organic growth through acquisitions. If the purchase price of an acquired company exceeds the fair value of its net assets, the excess must be carried on our balance sheet as goodwill. As of December 31, 2018, we had $24.8 million of goodwill recorded on our balance sheet. We are required to evaluate goodwill for impairment at least annually. Write-downs of the amount of any impairment, if necessary, would be charged to earnings in the period in which the impairment occurs. There can be no assurance that future evaluations of goodwill will not result in impairment charges.

We may be unable to retain or replace members of senior management, or of the board of directors, or to hire and retain other skilled personnel.

Our business success depends to a great extent upon the services of our officers and directors. The loss of key personnel would have a material adverse effect upon our future prospects. Competition for qualified personnel in the banking industry is intense, and there can be no assurance that we will continue to be successful in attracting, recruiting, and retaining the skilled managerial, marketing, and technical personnel necessary for the successful operation of existing lending, operations, accounting, and administrative functions or to support the expansion of the functions necessary for our future growth. Our inability to hire or retain key personnel could have a material adverse effect on our results of operations.

Negative publicity could damage our reputation and business.

Reputation risk, or the risk to our earnings and capital from negative public opinion, is inherent in our business. Negative public opinion could result from our actual, alleged or perceived conduct in any number of activities, including lending practices, litigation, corporate governance, regulatory, compliance, mergers and acquisitions, disclosure, sharing or inadequate protection of customer information, and actions taken by government agencies and community organizations in response to such conduct. In addition, unfavorable public opinion regarding the broader financial services industry, or arising from the actions of individual financial institutions, can have an adverse effect on our reputation. Any of these or other events that impair our reputation can affect our ability to attract and retain customers and employees and access sources of funding and capital, any of which could have materially adverse effect on our results of operations and financial condition.

From time to time we may be the subject of litigation and governmental or administrative proceedings. Adverse outcomes of any such litigation or proceedings may have a material adverse impact on our business and results of operations as well as our reputation.

Many aspects of our business involve substantial risk of legal liability. From time to time, we have been named or threatened to be named as a defendant in various lawsuits arising from its business activities (and in some cases from the activities of companies that were acquired). In addition, we may also be the subject of governmental investigations and other forms of regulatory or governmental inquiry. Like other financial institutions, we are also subject to risk from potential employee misconduct, including non-compliance with policies and improper use or disclosure of confidential information. These lawsuits, investigations, inquiries and other matters could lead to administrative, civil or criminal proceedings, or result in adverse judgments, settlements, fines, penalties, restitution, injunctions or other types of sanctions, or the need for us to undertake remedial actions, or to alter our business, financial or accounting practices. Substantial legal liability or significant regulatory actions against us could materially adversely affect our business, financial condition or results of operations and/or cause significant reputational harm. We establish reserves for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. For matters where a loss is not probable, or we cannot reasonably estimate the amount of the loss, no loss reserve is established. However, we may still incur legal costs for a matter even if a reserve has not been established.

Risks Related to the Plan

Participants in the plan are at risk for market fluctuations between the time the administrator receives their cash dividends or voluntary cash payments and the purchase of the shares.

Participants in the plan do not have control over or authority to direct the price or time at which common stock is purchased for plan accounts. Therefore, participants bear the market risk associated with fluctuations in the price of the Corporation’s common stock between the time the administrator receives their cash dividends or voluntary cash payments and the purchase of the shares. Since the administrator may purchase shares from the Corporation, in the open market or in privately negotiated transactions (or a combination of all three), the administrator cannot completely control when or the price at which purchases will be made under the plan.

Purchases may occur over multiple transactions and could be made at different prices per share. You will not receive any interest on cash dividends or voluntary cash payments pending the purchase of common stock by the administrator.

You will be liable for federal income tax on cash dividends reinvested under the plan and any discount granted by the Board of Directors on the purchase price of shares purchased by the plan.

If you reinvest cash dividends under the plan, you will be treated for federal income tax purposes as having received dividend income on the related dividend payment date. You also will be deemed to have received taxable income to the extent of the discount on the purchase price of the shares purchased under the plan and to the extent the Corporation pays commissions and other brokerage expenses in purchasing shares on your behalf. This may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See “Federal Income Tax Information.”

Whether or not shares sold through the plan are offered at a discount is subject to the discretion of our Board of Directors, and the current 5% discount may be decreased or discontinued entirely at any time.

The current 5% discount on the purchase price of the shares purchased by the plan may be modified or terminated at any time by the Board of Directors. Therefore, there is no assurance that the current discount will be maintained or for how long it may be maintained or whether it will increase or decrease in the future.

The price paid for shares purchased under the plan will be the weighted average purchase price paid for all shares purchased.

The price paid for shares purchased by the plan in the open market or in privately negotiated transactions (or a combination of both) is determined in an arm’s length transaction. The price paid for shares purchased by the plan from the Corporation is determined based on the average of the closing prices for the Corporation’s common stock over a 14 day period, as quoted by Nasdaq. Furthermore, purchases made under the plan may take place over multiple transactions at different prices. The price paid for the shares of the Corporation’s common stock by a plan participant for a given quarter will be 95% of the weighted average price actually paid for all shares acquired for that month’s investment. There is no assurance that the price paid per share in any transaction bears any relationship to assets, earnings, book value, or any other established criteria of value of the Corporation.

The Corporation may not receive proceeds from the purchase of shares for the benefit of plan participants. In addition, shareholders of the Corporation, including affiliates who are shareholders, may benefit from the purchase of the Corporation’s shares by the plan.

When the plan purchases shares in the open market or in privately negotiated transactions, only the sellers of the Corporation’s shares in those transactions will receive the proceeds from the purchase of those shares by the plan. Since the plan may purchase shares in the open market or in privately negotiated transactions, persons who are officers, directors and employees of the Corporation who own stock in the Corporation as well as other shareholders of the Corporation could benefit if shares which they hold are purchased by, and sold to, the plan for the benefit of the plan participants. The Corporation will not receive or participate in any of the proceeds from those transactions. The Corporation only receives proceeds from transactions in which the plan purchases shares directly from the Corporation.

DESCRIPTION OF THE CORPORATION AND

RIVERVIEW BANK

Riverview was formed on November 1, 2013 as a result of the consolidation of a prior entity, known as “Riverview Financial Corporation,” and Union Bancorp, Inc. to form a new corporation also named Riverview Financial Corporation. Riverview is a registered bank holding company and its sole business is to act as a holding company for Riverview Bank, a Pennsylvania financial institution. Our principal executive offices are located at 3901 North Front Street, Harrisburg, Pennsylvania 17110, and our main telephone number is (717) 957-2196.

Riverview National Bank was formed upon the consolidation of the charters of The First National Bank of Marysville and Halifax National Bank on December 31, 2008. Effective November 19, 2011, the bank converted its charter from a national banking association to a Pennsylvania state-chartered bank and changed its name to Riverview Bank. On November 1, 2013, Union Bank was merged into Riverview Bank as part of the consolidation of Riverview and Union Bancorp, Inc. On December 31, 2015, Citizens National Bank of Meyersville was merged into Riverview Bank. On October 1, 2017, CBT Bank was merged into Riverview Bank as part of our acquisition of CBT Financial Corp.

Riverview Bank is headquartered in Marysville, Pennsylvania. Presently, Riverview Bank has a Citizens Neighborhood Bank division, a CBT division and a wealth management division.

Riverview Bank is a full service commercial bank providing a wide range of services to individuals and small to medium sized businesses in its Central Pennsylvania market area of Berks, Blair, Centre, Clearfield, Dauphin, Huntingdon, Lebanon, Lycoming, Northumberland, Perry, Schuylkill and Somerset Counties. Riverview Bank’s commercial banking activities include accepting time, demand, and savings deposits and making secured and unsecured commercial, real estate and consumer loans.

DESCRIPTION OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The terms and conditions of the Riverview Financial Corporation Dividend Reinvestment and Stock Purchase Plan are presented below in a question and answer format. Shareholders who choose not to participate in the plan will continue to receive cash dividend payments, if and when cash dividends are declared and paid.

Purpose

1.	What is the purpose of the plan?

The plan provides shareholders of the Corporation with a convenient and economical method of investing cash dividends and making additional, voluntary cash payments to purchase shares of the Corporation’s common stock. Participants pay no brokerage commissions or service fees when they acquire shares of common stock through the plan.

Advantages

2.	What are the advantages of the plan?

Shareholders may:

•

Reinvest cash dividends and make voluntary cash payments to purchase additional shares of the Corporation’s common stock without paying service fees or brokerage commissions. In addition, the Corporation currently provides participants in the plan with up to a 5% discount on the purchase price of shares that would otherwise be paid by participants;

•	Invest the full amount of all cash dividends in shares of common stock including fractional shares, which also earn dividends under the plan; and

•	Regularly receive a detailed statement of account transactions.

Administration

3.	Who administers the plan for participants?

American Stock Transfer is the administrator of the plan and will act as agent for the participants. As agent for the participants, the administrator will:

•	Hold shares as agent for plan participants;

•	Keep and maintain records;

•	Provide detailed statements of account to participants; and

•	Perform other duties related to the plan.

Any notices, questions, or other communication relating to the plan should include the participant’s name and account number, as indicated on the statements received from American Stock Transfer and Trust Company LLC, and should be directed as follows:

For transaction processing mail your request to:

American Stock Transfer and Trust Company LLC

P.O. Box 922

Wall Street Station

New York, N.Y. 10269-0560

ATT: Plan Administration Department

For inquiries regarding your account mail to:

American Stock Transfer and Trust Company LLC

6201 15th Avenue

Brooklyn, New York 11219

ATT: Shareholder Relations Department

Toll free number is: 1-800-278-4353

For Internet access: www.astfinancial.com

In the event that the administrator resigns or ceases to act as agent for the participants, the Corporation will make other arrangements, as it deems appropriate, for the administration of the plan. Furthermore, the Corporation may replace the administrator as agent at any time.

Participation

4.	Who is eligible to participate?

All shareholders of the Corporation are eligible to participate in the dividend reinvestment feature of the plan. However, only those shareholders who enroll at least 10% of their Corporation common stock in the plan are eligible to participate in the additional cash contribution feature of the plan. Subject to the foregoing requirement for voluntary cash contribution eligibility, shareholders may participate in the plan with respect to all or a percentage of the shares they own.

A broker or nominee that is a record owner of common stock may participate in the plan on behalf of one or more beneficial owners of shares in accordance with the rules and regulations established by the Corporation. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and you must contact your broker, bank, or other nominee for instructions on how to enroll these shares in the plan.

5.	How does an eligible shareholder become a participant?

All eligible shareholders may join the plan at any time by completing and signing an enrollment form and returning it to the administrator.

6.	What does the enrollment form provide?

The enrollment form authorizes the administrator, as the shareholder’s agent, to reinvest cash dividends on the designated shares to purchase shares of the Corporation’s common stock and, upon an eligible participant’s election, to purchase additional shares with voluntary cash payments.

7.	When may a shareholder join the plan?

A shareholder may join the plan at any time. If the administrator receives a properly completed enrollment form on or before a dividend record date, the administrator will commence to reinvest the cash dividends payable for the designated shares with the payment of the dividend to which that record date relates. Historically, the Corporation has declared and paid cash dividends on a quarterly basis. The Corporation reserves the right to change the dividend record and payment dates.

8.	Is partial participation possible under the plan?

Yes. Shareholders may enroll a portion of their shares in the plan. However, a shareholder must enroll at least 10% of his, her or its Corporation common stock in the plan in order to be eligible to make additional cash contributions to purchase shares through the plan.

9.	Is the right to participate in the plan transferable?

No. The right to participate in the plan is not transferable.

Purchases

10.	What is the source for shares of common stock purchased under the plan?

The administrator will purchase shares from the Corporation, in the open market, in privately negotiated transactions, or using a combination of these methods, as directed by the Corporation.

11.	How many shares of common stock will the administrator purchase for a participant under the plan?

The number of shares purchased depends on:

•	The amount of cash dividends to be reinvested;

•	The amount of any voluntary cash payments; and

•	The applicable purchase price of the common stock.

The administrator will credit each participant’s account with that number of shares, including any fractional shares computed to three (3) decimal places, equal to the total amount to be invested divided by the applicable purchase price as described in Question 12. All cash dividends on shares held in a participant’s account, whether purchased through dividend reinvestment or voluntary cash payment, automatically are reinvested in additional shares of common stock.

12.	At what price will shares of common stock be purchased under the plan?

The administrator may purchase shares of common stock for the plan directly from the Corporation, in the open market, in privately negotiated transactions or using a combination of these methods. Shares acquired in the open market or in privately negotiated transaction will be made on arms-length terms. Shares purchased from the Corporation will be acquired at “fair market value”, which is determined by the average of the highest and lowest trading price for the Corporation’s stock on the determination date, as quoted by Nasdaq for the applicable date or, if no trades occurred on such date, using the next preceding date on which such prices were quoted.

The price to be paid participants for shares is currently set at 95% of the weighted average of all prices actually paid for all shares for each investment date, regardless of the method of acquisition, excluding all fees, brokerage commissions, and expenses. The Board of Directors of the Corporation may, in its discretion, reduce or entirely remove the discount for plan purchases by giving at least 30 days prior written notice to participants. The available price discount may not exceed 5%.

13.	When will shares of common stock be purchased for a participant under the plan?

The administrator will use cash dividends (if any) and voluntary cash payments to purchase common stock on or about the 15th day of each month (the “Investment Date”). If the Corporation does not declare cash dividends for a related Investment Date, only the voluntary cash payments received by the administrator will be used by the administrator to purchase common stock on that Investment Date. Purchases of common stock by the administrator may occur over a number of trading days depending on the source of such shares. You will not receive any interest on cash dividends or voluntary cash payments pending the purchase of common stock by the administrator.

Voluntary Cash Payments

14.	Who is eligible to make voluntary cash investments?

All shareholders who have enrolled at least 10% of their Corporation common stock in the plan also may make voluntary cash payments to acquire shares of the Corporation’s common stock under the plan.

15.	What are the timing requirements and other limitations on voluntary cash payments?

Once enrolled in the plan, you may make voluntary cash payments to the administrator. Optional cash payments may be made monthly, but the minimum optional cash payment is forty dollars ($40.00) per month, and the maximum optional cash payment is ten thousand dollars ($10,000.00) per month. A participant is not required to invest the same amount each month. Participants are under no obligation to make optional cash payments. Optional cash payments received at least two (2) business days, but no more than twenty (20) business days, before an Investment Date will be applied by the Plan Agent to the purchase of stock on that Investment Date. The Plan Agent has the right to refuse to invest any optional cash payment received from a participant less than two (2) business days or more than twenty (20) business days before an Investment Date. Any optional cash payment received by the Plan Agent less than two (2) business days before an Investment Date shall be applied to the purchase of stock for the participant’s account on the next following Investment Date. An optional cash payment will not be deemed to have been made by a participant or received by the Plan Agent until the funds so contributed are actually collected.

You will not earn interest on your voluntary cash payments which are being held in collected funds to purchase additional shares of common stock. Optional cash payments will be returned to a participant upon written request to the Plan Agent, provided that the request is received by the Plan Agent at least five (5) business days prior to the next scheduled Investment Date. The Corporation reserves the right, in its sole discretion, to determine whether voluntary cash payments are made on behalf of an eligible participant.

16.	How does the voluntary cash payment option work?

To make voluntary cash payment, a participant must submit a check drawn on a U.S. bank to the administrator along with an executed enrollment form which will accompany each statement of account. Participants must make checks drawn on a U.S. bank in U.S. currency payable to “American Stock Transfer, Plan Administrator”. The check should include the participant’s shareholder account number. Third party checks, checks not drawn on a U.S. bank, or checks sent without an executed enrollment form, an amended enrollment form, or written instructions will be returned. Do not send cash.

You also can authorize monthly automatic deductions from your bank account so long as each monthly automatic deduction meets the monthly minimum voluntary cash payment requirement. You can arrange for automatic deductions by mailing a properly completed enrollment form which you may request from the administrator. This feature allows you to make voluntary cash payments without having to write a check. If you elect to make ongoing voluntary cash payments by automatic deduction, you may change or terminate this election by writing to the administrator. Automatic deductions will be made on the 10th day of each month. Any changes to an automatic deduction must be received by the Plan Agent at least five (5) business days prior to the scheduled date of the automatic deduction.

If any check is returned to the administrator for insufficient funds or for any other reason or if the automatic debit is rejected, the administrator will consider the voluntary cash payment null and void and will immediately remove from the participant’s account any shares that were purchased based on that check or debit. The administrator also will be entitled to sell these shares to satisfy any uncollected amounts, including any service fee for the returned or rejected item. If the net proceeds of the sale of these shares are insufficient to satisfy these uncollected monies, the administrator can sell additional shares from the participant’s account to satisfy the uncollected balance.

The price of shares purchased using voluntary cash payments will be determined in accordance with the provisions of the plan (See Question 12). Voluntary cash payments made by check or other draft must clear prior to the investment date. Optional cash payments will be returned to a participant upon written request to the Plan Agent, provided that the request is received by the Plan Agent at least five (5) business days prior to the next scheduled Investment Date. The Company will not pay interest on voluntary cash payments pending the purchase of common stock.

Reports to Participants

17.	What kind of reports will be sent to participants in the plan?

Each participant in the plan will receive a statement of account approximately thirty (30) days after each quarter describing cash dividends and any voluntary cash payments received, the number of shares purchased, the price per share calculated in accordance with the terms and conditions of the plan, and the total shares accumulated under the plan. These statements will provide a record of the dates and costs of purchases. Participants should retain the statements for income tax purposes. Participants will also receive the Corporation’s annual reports to shareholders, notices of shareholder meetings, proxy statements, and Internal Revenue Service information for reporting dividends received and commission expenses paid on their behalf.

Share Certificates

18.	Will the administrator issue stock certificates for shares of common stock purchased?

The administrator will not issue stock certificates to participants for shares of common stock purchased under the plan. Instead, shares purchased under the plan will be held in the plan’s name for the benefit of participants. The number of shares credited to a participant’s account under the plan will be shown on the participant’s periodic statement of account. This safekeeping feature protects against loss, theft or destruction of stock certificates. The administrator will issue certificates to participants for whole shares withdrawn from the plan, for which a service fee may be assessed. Upon withdrawal, the plan administrator will issue new certificates in the name of the participant.

19.	In whose name will certificates be registered when issued to participants?

Unless the participant directs otherwise, upon withdrawal from the plan, the administrator will issue whole shares in the name in which the participant maintains the plan account. If a participant requests that a certificate be issued in a different name, the request must bear the participant’s own signature. If the account is registered in multiple names, all signatures must appear on the request. Upon a participant’s death, the administrator will follow the instructions of the decedent’s personal representative upon submission of appropriate proof of authority.

Withdrawal of Shares in Plan Accounts

20.	How may participants withdraw shares purchased under the plan?

Participants may withdraw all or a portion of the whole Plan shares in their accounts by notifying the Plan Agent in writing to that effect and specifying in the notice the number of shares to be withdrawn. The participant should mail the notice of withdrawal to the administrator at the address provided on the account statement. The administrator may charge participants a fee to issue certificates for whole shares so withdrawn in the name of the participant. Certificates, or book entry shares, for whole shares of stock so withdrawn will be registered in the name of the participant and issued to the participant or, at the participant’s election, to the participant’s broker, within fifteen (15) days of the Plan Agent’s receipt of notice of withdrawal. Certificates, or book entry shares, for fractional shares will not be issued under any circumstances. The administrator will continue to reinvest cash dividends on shares remaining in the participant’s account.

21.	May participants request that the administrator sell the shares purchased by the plan and held in their plan account?

A participant may sell all or a portion of the shares credited to his or her account. There is a $15.00 transaction fee and $0.12 cents commission for each share sold. Sales are usually done on a daily basis. If the sale request is received by 4pm via the toll free number set forth for the Plan agent above, or online at the website address provided above, or by 12 noon by direct mail, the sale will be done on the next business day shares are traded. Any requests received after 4pm or 12 noon will be processed the following business day. A check for the proceeds of the sale will be mailed to the participant at the address of record. Participants will receive form 1099b at the end of the year for tax reporting.

Termination of Participation in Dividend Reinvestment Plan

22.	How does a participant terminate participation in the plan?

Participation in the plan is entirely voluntary. Participants may terminate their participation at any time by sending the notice of withdrawal to the administrator indicating their desire to terminate their participation in the plan. When a participant terminates his or her participation in the plan or upon termination of the plan by the Corporation, the administrator will deliver to the participant (i) a certificate for all whole Plan shares held under the Plan unless the participant elects to have such shares held in “street name” by the participant’s broker, (ii) a check representing any uninvested dividends and optional cash payments as of termination, and (iii) a check in lieu of the issuance of a fractional share, equal to the net proceeds from the sale of such fractional share or the fractional share multiplied by the Fair Market Value per share of the stock as of termination, depending upon whether funds are derived from an open market transaction or otherwise or (iv) direct the Plan agent to sell all full and fractional shares in which case shares will be sold on the open market at the current market price. Sales proceeds will be mailed to the participant on the settlement date of the sale. There is a $15.00 transaction fee and commission of $0.12 per share which will be deducted from the proceeds of the sale.

If your request to terminate participation is received more than three (3) business days prior to any dividend payment date then that dividend will be paid out in cash and not reinvested. If your request to terminate participation is received less than three (3) business days prior to any payment date then that dividend will be reinvested. However, all future dividends will be paid out in cash on all balances. Any notice of termination received less than five (5) business days prior to a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the participant’s account. A shareholder may elect to re-enroll in the plan at any time.

The Corporation in its sole discretion may at any time by notice in writing mailed to a participant terminate a participant’s interest in the Plan, in which case the participant shall be treated as though he had terminated participation in the Plan as of the date of mailing of the notice.

Federal Income Tax Information

23.	What are the federal income tax consequences of participation in the plan?

This section discusses the federal income tax information connected with the plan, based on current federal tax laws applicable to United States citizens or residents. If federal tax laws change in the future, the following may change and no longer apply. State, local, foreign and other tax provisions vary and are not covered in this summary. In any event, you should consult your tax advisor about your particular transactions, especially if you may be covered by other tax rules.

For federal income tax purposes, a participant in the plan will be treated as having received, on the dividend payment date, the full amount of dividends allocable to the participant, regardless of whether the dividends are actually paid in cash, withheld for the payment of taxes, or invested in additional shares of common stock pursuant to the plan. Additionally, the participant will be deemed to have received taxable income to the extent of the discount to the purchase price of the shares purchased under the plan and to the extent the Corporation pays commissions and other brokerage expenses in purchasing shares on the participant’s behalf.

The per share tax basis of shares acquired for a participant under the plan will be the purchase price per share reported on the periodic statement of account supplied to each participant after each applicable investment date, adjusted to include the amount of commissions and other brokerage expenses paid on behalf of the participant and to exclude any discount a participant receives under the plan, as reported in the Internal Revenue Service information referred to in Question No. 17 above, so that the per share tax basis is not reduced by the amount of the discount. For instance, if the plan purchases $100 of the Corporation’s common stock under the plan for a participant and pays a $1 for brokerage commissions and discounts the purchase price by 5%, the participant’s per share tax basis in the shares will be $101 even though the price paid by the participant under the plan was $95.

The holding period for shares acquired pursuant to the plan will begin on the day after the date the shares are acquired for a participant’s account. When a participant is subject to federal income tax withholding on dividends, and when a foreign participant’s taxable income under the plan is subject to federal income tax withholding, dividends will be reinvested net of the amount of tax withheld under applicable law.

While the matter is not free from doubt, we intend to take the position that the administrative expenses of the plan, which are to be paid by us, are not constructive dividends to plan participants. For tax reporting purposes, each participant will receive from the administrator a Form 1099-DIV (mailed on or before January 31 of the following year), which will show the total dividend income to the participant.

We believe that participants will not realize any taxable income upon receipt of certificates for whole shares held in their plan account, either upon the withdrawal of shares from the plan or upon termination of participation in the plan.

Dividends reinvested under the plan by corporate shareholders may be eligible for the dividends-received deduction.

The above summary may not apply to certain participants in the plan, such as tax-exempt entities, tax-deferred entities (e.g., IRAs) and foreign shareholders. Participants should consult their own tax advisors to determine particular tax consequences, including state tax consequences, which may result from participation in the plan, and any subsequent disposal of shares acquired pursuant to the plan.

Other Information

24.	What happens if the Corporation declares a stock dividend or effects a stock split?

The administrator will add any shares issued in connection with a stock dividend or stock split on common stock held under the plan to the participant’s account. Stock dividends or split stock distributed on shares held outside of the Plan will be mailed directly to the participant.

25.	If the Corporation issues a rights offering, how will a participant’s entitlement be computed?

A rights offering is when a corporation issues rights to its existing shareholders to buy a proportional number of additional shares of common stock at a given price. A participant’s entitlement in a rights offering is based upon his or her total holdings, including the shares held in the participant’s plan account, in the same manner as dividends are currently computed. The Corporation will issue rights certificates for the number of whole shares only, and will sell rights based on the fractional shares held in a participant’s account. The administrator will mail the proceeds of the sale of fractional certificates, less commissions and taxes, if any, directly to the participant.

26.	How are shares in a participant’s account voted at a meeting of the shareholders?

If, on a record date for a meeting of shareholders, there are shares in a participant’s account, the administrator will send proxy materials for the meeting to the participant. A participant is entitled to vote all whole shares of common stock credited to his or her account.

27.	What are the responsibilities and liabilities of the Corporation and the plan administrator?

The Corporation and the plan administrator shall not be liable for any act taken in good faith or for any good faith omission to act, including, without limitation, any claims of liability:

•	arising out of a failure to terminate a participant’s account upon his or her death; or

•

with respect to the prices at which shares are purchased or sold, the times when purchases or sales are made, the manner in which purchases or sales are made, the decision whether to purchase shares on the open market or from the Corporation, and fluctuations in the fair market value of the stock.

The Corporation cannot assure that participants will make a profit on, or protect participants against a loss from, the common stock purchased for participants under the plan. All transactions in connection with the plan will be governed by the laws of the Commonwealth of Pennsylvania and are subject to all applicable federal tax or securities laws.

28.	May the plan be amended, modified or discontinued?

Yes. The Board of Directors of the Corporation, at its discretion, may amend, modify, suspend or terminate the plan, including any discount on the purchase price of shares acquired through the plan, and will endeavor to notify participants of any amendment, modification, suspension or termination. The Corporation may, for whatever reason, at any time, as it may determine in its sole discretion, terminate a participant’s participation in the plan after mailing a notice of intention to terminate to the participant at the participant’s address as it appears on the plan administrator’s records. In addition, the Corporation may adopt reasonable procedures for the administration of the plan. The Corporation has the sole authority to interpret the plan in the manner that it deems appropriate in its absolute discretion.

29.	Who will bear the costs of the purchases made under the plan?

The Corporation will pay all costs of administration of the plan. Participants will incur no brokerage commissions or other fees for purchases of shares under the plan.

30.	May a participant pledge shares purchased under the plan?

No. A participant who wishes to pledge shares credited to a plan account must request the withdrawal of the shares in accordance with the procedures outlined in response to Question No. 20 above.

USE OF PROCEEDS

The Corporation is unable to predict the number of shares of common stock that will be purchased under the Plan and how many of those purchases will be made through shares issued directly by the Corporation or from the open market or privately negotiated purchases, or the prices at which such shares will be purchased. The

Corporation receives no proceeds from the issuance to Plan participants of common stock acquired through open market or privately negotiated purchases. Where shares issued under the Plan have been acquired directly from the Corporation, the net proceeds to the Corporation from the sale of such stock will provide additional equity capital to the Corporation to support its growth and the growth of Riverview Bank.

EXPERTS

The consolidated financial statements of Riverview as of and for the years ended December 31, 2018 and 2017, and the effectiveness of Riverview’s internal control over financial reporting as of December 31, 2018, have been incorporated by reference herein in reliance upon the reports of Dixon Hughes Goodman LLP, independent registered public accounting firm, appearing in Riverview’s annual report on Form 10-K as of December 31, 2018 and upon the authority of said firm as experts in accounting and auditing

LEGAL MATTERS

Barley Snyder LLP, 126 East King Street, Lancaster, Pennsylvania 17602, legal counsel to the Corporation, will pass upon the validity of the common stock offered pursuant to the Plan, certain tax matters in connection with the Plan, and certain other legal matters.

WHERE TO FIND MORE INFORMATION

Available Information

Riverview files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Many of our SEC filings are also accessible on our website at http://www.riverviewbankpa.com. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this prospectus or the accompanying prospectus supplement and is not incorporated into this prospectus or any prospectus supplement.

Incorporation by Reference

The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference into this prospectus the following documents and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (i) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and (ii) after the effectiveness of such registration statement and prior to the termination of the offering of the securities described in this prospectus (other than any documents, portions of documents or information deemed to have been furnished and not filed in accordance with the SEC rules). These documents contain important information about us. The SEC file number for these documents is 001-38627.

•	Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 14, 2019;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on May 9, 2019;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2019;

•	Our Current Reports on Form 8-K filed with the SEC on January 2, 2019, January 17, 2019 (as amended on March 15, 2019), February 4, 2019, March 1, 2019, March 4, 2019 and March 19, 2019; and

•	The description of our common stock contained in our Form 8-A filed with the SEC on August 9, 2018, as amended.

Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

We will provide, upon written or oral request, to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. You may request a copy of these filings at no cost. Requests for documents should be directed to: Corporate Secretary, Riverview Financial Corporation, 3901 North Front Street, Harrisburg, Pennsylvania 17110 or (717) 957-2196.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in it may contain information that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. We may also include forward-looking statements in other statements that we make. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements.

Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “will” and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only Riverview’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, the risks and uncertainties described in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred by Riverview Financial Corporation in connection with the issuance and distribution of the shares being registered:

Registration Fee	0
Printing Expenses	2,000
Accounting Expenses	7,500
Legal Expenses	2,500

TOTAL	$5,500

Item 15.	Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of the Registrant provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant) is asserted be such directors, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

5.1	Opinion of Barley Snyder, LLP re: legality*

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Barley Snyder, LLP (included as part of Exhibit 5.1)*

24.1	Power of Attorney (included as part of the signature page)

*	previously filed

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 (§239.13 of this chapter) or Form F–3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania on May 13, 2019.

RIVERVIEW FINANCIAL CORPORATION

/s/ Brett D. Fulk
By: Brett D. Fulk
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Brett D. Fulk and Scott Seasock, as their true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Form S-3 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either one of his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates listed.

/s/ John G. Soult, Jr. John G. Soult, Jr.	Director and Chairman of the Board	May 13, 2019

/s/ David W. Hoover David W. Hoover	Director and Vice-Chairman of the Board	May 13, 2019

/s/ Brett D. Fulk Brett D. Fulk	Director, Chief Executive Officer and President (Principal Executive Officer)	May 13, 2019

/s/ Scott A. Seasock Scott A. Seasock	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 13, 2019

/s/ Paula M. Cherry Paula M. Cherry	Director	May 13, 2019

/s/ Albert J. Evans Albert J. Evans	Director	May 13, 2019

/s/ Maureen M. Gathagan Maureen M. Gathagan	Director	May 13, 2019

/s/ Howard R. Greenawalt Howard R. Greenawalt	Director	May 13, 2019

/s/ Charles R. Johnston Charles R. Johnston	Director	May 13, 2019

/s/ Joseph D. Kerwin Joseph D. Kerwin	Director	May 13, 2019

/s/ Andrew J. Kohlhepp Andrew J. Kohlhepp	Director	May 13, 2019

/s/ Kevin D. McMillen Kevin D. McMillen	Director	May 13, 2019

/s/ Carl W. Metzgar Carl W. Metzgar	Director	May 13, 2019

/s/ Timothy E. Resh Timothy E. Resh	Director	May 13, 2019

/s/ Marlene K. Sample Marlene K. Sample	Director	May 13, 2019

/s/ William E. Wood William E. Wood	Director	May 13, 2019